                                   EXHIBIT 1


                            EQUITY EXCHANGE AGREEMENT

THIS AGREEMENT is made by and between Party A and Party B at Jingzhou City on October 23, 2004.

Party A:    Great Genesis Holding Limited

Address:    6/F, Wheelock House, 20 Pedder Street, Central, Hong Kong

Name of the Legal Representative:     Hanlin, Chen

Party B:    Hubei Wanlong Investment Co. Ltd.

Address: Building 5-2, Guandong Science and Technology Park, Wuhan, Hubei, People's Republic of China

Name of the Legal Representative:     Shengbing Yu

WHEREAS:

Party A legally holds 51% equity interest in Jingzhou Henglong Fulida Textile Co. Ltd. (hereinafter referred to as "Fulida") and Party B legally holds 2.5% equity interest in Jingzhou Henglong Automotive Parts Manufacturing Co. Ltd. (hereinafter referred to as "Henglong").

Party A and Party B, under the principles of equality and free will and through friendly consultation, have agreed to exchange the aforesaid equity interests being held by the respective party pursuant to the agreed terms of this agreement. Therefore, the parties have reached an agreement based on the terms set out below and have agreed to jointly abide by them:

1.       GUARANTEE

1.1 Party A hereby guarantees that its 51% equity interest in Fulida to be exchanged with Party B is legally held by Party A and that Party A holds a complete and effective right to dispose of the said equity interest. Party A hereby guarantees that the said equity interest is free and clear from any mortgage rights or other security interests and that the said equity interest is and shall be held harmless from the recourse of any third party. Otherwise, Party A shall bear all the legal and economic liabilities arising therefrom.

1.2 Party B hereby guarantees that its 2.5% equity interest in Henglong to be exchanged with Party A is legally held by Party B and that Party B holds a complete and effective right to dispose of the said equity interest. Party B hereby guarantees that the said equity interest is free and clear from any mortgage rights or other security interests and that the said equity interest is

                                   EXHIBIT 1

         and shall be held harmless from the recourse of any third party. Otherwise, Party B shall bear all the legal and economic liabilities arising therefrom.

2.       EQUITY EXCHANGE BASE DATE

         Both Party A and Party B agree that the base date for the equity interest exchange shall be August 31, 2004.

3.       EQUITY EXCHANGE

         Both Party A and Party B agree that Party A will utilize the 51% equity interest it holds in Fulida to exchange for the 2.5% equity interest Party B holds in Henglong according to the terms under this agreement. After the equity exchange, Party A shall be the owner of the said 2.5% equity interest in Henglong, and Party B shall be the owner of the said 51% equity interest in Fulida.

4.       EQUITY EXCHANGE VALUE DIFFERENCE

         Both Party A and Party B agree that the value difference between the equity exchange shall be paid for in cash. Specifically, within 30 days after the effectiveness of this agreement, Party A shall pay RMB 750,000 to Party B as the value difference.

5.       RIGHTS AND OBLIGATIONS

5.1 Both Party A and Party B agree that starting from September 1, 2004, Party A shall enjoy the rights and bear the obligations of the said 2.5% equity interest in Henglong that was previously enjoyed and borne by Party B. Party B shall no longer enjoy such rights and shall no longer bear a shareholder's obligations of the said portion of the equity interest in Henglong anymore.

5.2 Both Party A and Party B agree that starting from September 1, 2004, Party B shall enjoy the rights and bear the obligations of the said 51% equity interest in Fulida that was previously enjoyed and borne by Party A. Party A shall no longer enjoy such rights and shall no longer bear a shareholder's obligations of the said portion of the equity interest in Fulida anymore.

6.       BREACH OF CONTRACT LIABILITIES

         If either party to this agreement breaches any terms of this agreement and does not fulfill its obligations properly and completely, such party shall bear the liabilities for such breach. Where the defaulting party causes any liabilities and damages to the other party as a result thereof, the defaulting party shall indemnify the non-defaulting party.

                                   EXHIBIT 1


7.       AMENDMENT AND RESCISSION OF THIS AGREEMENT

         Upon the occurrence of any of the following circumstances, this agreement may be amended or rescinded, but a written agreement must be signed by both Party A and Party B in order for any amendment or rescission to take effect.

7.1 Due to Force Majeure or any outside causes not attributable to the fault of any party and not within such party's ability to prevent that have rendered this agreement unable to be performed.

7.2 Due to any change of circumstances, after consultation with each other both Party A and Party B have consented to amendment or rescission.

8.       GOVERNING LAW AND SETTLEMENT OF DISPUTE

8.1 This Equity Exchange Agreement shall be governed and interpreted by the laws of the People's Republic of China.

8.2 Party A and Party B shall engage in friendly consultation to resolve any dispute arising out of or concerning this agreement. Where the disputes fail to be resolved by consultation, both Parties agree to submit the disputes to the Jingzhou City Arbitration Committee and such arbitration shall be conducted in Jingzhou in accordance with the arbitration procedures of the said Committee. The arbitral award shall be final and binding on both parties.

9.       CONDITIONS FOR THIS AGREEMENT TO TAKE EFFECT

         This agreement shall go into effect only after it has been signed and sealed by the respective legal representatives authorized by Party A and Party B and upon the approval of the original examination and approval authority.

10.      OTHERS

         This agreement shall have six sets of originals, where Party A and Party B shall each have one set, and Fulida and Henglong shall each have one set. The remaining sets of originals shall be kept on record with the relevant government authorities.



Party A:        Great Genesis Holding Limited



Legal Representative:

                                    (signature/seal)

                                   EXHIBIT 1



Party B:        Hubei Wanlong Investment Co. Ltd



Legal Representative:



                                    (signature/seal)